EXHIBIT 99.1




TAYLOR MADISON COMPLETES $3.2 MILLION PRIVATE PLACEMENT OF SERIES A PREFERRED STOCK
Wednesday 29 June, 7:00 am ET

ORLANDO, Fla.--(BUSINESS WIRE)-June 29, 2005--Taylor Madison Corp. d/b/a Telzuit Medical Technologies, Inc. (Pink Sheets:TMDN - News; "Taylor Madison" or the "Company") and its wholly-owned subsidiary Telzuit Technologies, Inc. d/b/a BioPatch Systems ("Telzuit") announced today that Taylor Madison has closed on it's Series A Preferred private placement with institutional and other accredited investors for approximately $3,200,000. The financing consists of a Series A Preferred Stock and Class B Warrants placed with the group of investors and concludes all private rounds of financing currently planned for the Company. The total amount includes $1.75 million, which was closed on June 23, 2005. Midtown Partners & Co., LLC acted as the sole placement agent in this transaction.

According to James Tolan, Senior Vice President of Business Development of Taylor Madison and Telzuit, "We are excited to have concluded all of our current private funding needs. The fact that we were able to not only fully fund our offering, but also oversubscribe the offering by more than 20%, really speaks to the opportunity that both private and institutional investors see in our company. We look forward to moving ahead now as a well funded public entity and executing our business plan."

About Telzuit Technologies, Inc.

Telzuit Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The first step in this mission will initially take the form of our state-of-the-art, FDA approved, Bio-Patch Wireless Heart Monitor. This is a full 12-lead, completely wireless, Holter monitor, which is new to the marketplace. Telzuit anticipates that the product will be available to patients and physicians during the 2005 calendar year.

Telzuit is also building its own dedicated intranet as a platform to handle several of the products it will be releasing, including its initial product, the Bio-Patch Wireless Heat Monitor. More information on Telzuit, its business model, and its products can be found on its website: http://www.telzuit.com.

About Midtown Partners & Co., LLC

Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The investment banking group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment banking services from a firm with a unique understanding of the marketplace and the nature of these transactions. Additional information about Midtown Partners & Co., LLC can be found at http://www.midtownpartners.com.

The corporate offices of Taylor Madison and Telzuit are located at 5422 Carrier Drive, Suite 306, Orlando, FL 32819. Questions may be addressed to James Tolan, Senior Vice President of Business Development, at 407-354-1222.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Taylor Madison's and Telzuit's results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Taylor Madison and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.


Contact:
     Taylor Madison Corp., Orlando
     James Tolan, 407-354-1222

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